Exhibit No. 99.1

Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. REPURCHASES SHARES FROM PIRATE CAPITAL, LLC

CARPINTERIA, Calif. – April 3, 2007 – CKE Restaurants, Inc. (NYSE: CKR), owner, operator and franchisor of the Carl’s Jr.®, Hardee’s® and La Salsa Fresh Mexican Grill® restaurant brands, announced today that it has entered into a Stock Purchase Agreement with Pirate Capital, LLC, to repurchase 4,073,239 shares of the Company’s common stock, or approximately 6.1% of its total shares outstanding as of April 3, 2007. The purchase price of $18.97 per share reflects the closing price of the Company’s common stock on April 2, 2007. The transaction is expected to close on April 5, 2007. The Company anticipates using its revolving credit facility to fund the approximately $77.3 million total purchase price. The purchase will constitute a privately negotiated transaction under the Company’s previously announced stock repurchase program. Pirate Capital has represented to the Company that it will not own any shares of the Company’s common stock following the transaction.

Andrew F. Puzder, president and chief executive officer of CKE Restaurants, Inc., said, “This transaction presented the Company with an opportunity to repurchase approximately 6.1% of our outstanding common shares very efficiently. We are very pleased to be able to take advantage of this opportunity to increase shareholder value.”

The Company’s common stock closed today at $19.00 per share, and the volume weighted average price was $19.04.

As of the fourth fiscal quarter ended Jan. 29, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,105 franchised or company-operated restaurants in 43 states and in 13 countries, including 1,087 Carl’s Jr. restaurants, 1,906 Hardee’s restaurants and 96 La Salsa Fresh Mexican Grill restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.